July 7, 1993



LIVE Entertainment Inc.
15400 Sherman Way
Suite 500
Van Nuys, CA 91406

Attention:     David A. Mount
               President and Chief Executive Officer

Gentlemen:

     We are pleased to set forth the terms of the retention of Jefferson Capital Group, Ltd. and Daniels & Associates (collectively, the "Financial Advisors") by LIVE Entertainment Inc. (collectively with its affiliates, the "Company"). The Financial Advisors will assist the Company in connection with the activities enumerated in Paragraph 1 below (collectively, the "Transaction").


     1. In connection with their activities hereunder, the Financial Advisors will, among other things, (a) continue to review and familiarize themselves with the business, operations, properties, financial condition and prospects of the Company and its subsidiaries; (b) review the Company's capital structure; (c) assist in structuring and placing an appropriate working capital facility at the Company; (d) assist in structuring and placing of debt or equity securities, the proceeds of which shall be used to redeem all or a portion of the Company's Series B Cumulative Convertible Preferred Stock; and (e) assist in an analysis of the value of the Company and its subsidiaries under differing financing scenarios.


     2. In connection with the Financial Advisors' activities on the Company's behalf, the Company will cooperate with the Financial Advisors and will furnish the Financial Advisors with all information and data concerning the Company and the Transaction (the "Information") which the Financial Advisors deem appropriate and will provide the Financial Advisors and any prospective financing sources with access to the Company's officers, directors, employees, independent accountants and legal counsel. The Financial Advisors agree to use such information only in connection with their agreement herein, unless otherwise agreed by the Company in writing. The Company represents and warrants that to the best of its knowledge all information (a) made available to the Financial Advisors by the Company, or (b) contained in any memorandum or offering document prepared by the Company with respect to the Transaction (the "Memorandum") will, at all times during the period of the engagement of the Financial Advisors hereunder, be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which they are made. The Company further represents and warrants that any projections provided by it to the Financial Advisors will have been prepared in good faith and will be based upon assumptions which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that in rendering their services hereunder, the Financial Advisors will be using and relying on the information (and information available from public sources and other sources deemed reliable by the Financial Advisors) without independent verification thereof by the Financial Advisors or independent appraisal by the Financial Advisors or any of the Company's assets. The Financial Advisors do not assume responsibility for the accuracy or completeness of the information or any other information regarding the Company, or any Transaction. Any advice rendered by the Financial Advisors pursuant to this agreement may not be disclosed publicly without the Financial Advisors' prior written consent unless required by law, rule or regulation. The Financial Advisors acknowledge that the relationship created pursuant to this Agreement between the Company and the Financial Advisors will constitute a related party transaction required to be publicly disclosed by the Company in accordance with Federal securities laws.


     3. In consideration of the services to be provided pursuant to this Agreement, the Financial Advisors shall be entitled to receive, and the Company agrees to pay, the Financial Advisors the following compensation, without duplication:

          (a) An initial non-refundable cash fee in the amount of $150,000, the receipt of which is hereby acknowledged.

          (b) 1% of the aggregate amount of any working capital facility arranged by the Financial Advisors.

          (c) 2% of the aggregate amount of any senior debt arranged by the Financial Advisors having a term of three years or more.

          (d) 3% of the aggregate amount of any subordinated debt arranged by the Financial Advisors.

          (e) 4% of the aggregate amount of any convertible subordinated debt or preferred equity financing arranged by the Financial Advisors.

          (f) 5% of the aggregate amount of any equity financing arranged by the Financial Advisors.

     Notwithstanding the foregoing, the Financial Advisors agree that they will approach the "Carolco Partners" consisting of Le Studio Canal+, RCS Video International Services B.V. and Pioneer LDCA, Inc. or their affiliates, for an equity or debt investment in the Company only with the prior consent of the Company. Furthermore, should the Financial Advisors arrange for a debt or equity investment in the Company from the Carolco Partners, the Financial Advisors shall receive, in lieu of the amounts set forth above, a fee equal to fifty percent (50%) of the fee that would be due were such lender or investor not a Carolco Partner, provided however, that no fee shall be due to the Financial Advisors with respect to a debt or equity investment in the Company from the Carolco Partners unless the Financial Advisors have had substantial and substantive involvement in arranging such debt or equity investment.


     4. The fees set forth in Paragraph 3 above shall be in addition to any other fees that the Company may be required to pay directly to any financing source (which may include the Financial Advisors to the extent the Financial Advisors shall have actually provided any such financing) to secure its financing commitment. This Agreement does not constitute a commitment or undertaking on the part of the Financial Advisors to provide any part of the financing and does not ensure the successful arrangement or completion of the financing or any portion thereof. This Agreement does not apply to any underwritten offering of securities of the Company, for which a separate fee arrangement will be negotiated.


     5. In addition to the fees described in Paragraph 3 above, the Company agrees to promptly reimburse the Financial Advisors, upon request from time to time, for all reasonable out-of-pocket expenses incurred by the Financial Advisors (including reasonable fees and disbursements of counsel, and of other consultants and advisors retained by the Financial Advisors, provided the retention of such other consultants and advisors has been approved in advance by the Company) in connection with the matters contemplated by this agreement.


     6. The Company agrees to indemnify the Financial Advisors in accordance with the indemnification provisions (the
"Indemnification Provisions") attached to this Agreement, which Indemnification Provisions are incorporated herein and made a part hereof.


     7. This Agreement may be terminated by either the Company or the Financial Advisors upon receipt of written notice to that effect by the other party. If at any time prior to the expiration of twelve (12) months after the termination or expiration of this agreement a Transaction is consummated, the Financial Advisors will be entitled to payment in full of the fees described in the third, fourth and fifth paragraphs of this letter. Upon any termination of this agreement, the Financial Advisors will be entitled to prompt reimbursement of its out-of-pocket expenses as described above. The Indemnity Provisions contained in Schedule I hereto will also remain operative and in full force and effect regardless of any such termination.


     8. The validity and interpretation of this Agreement shall be governed by the laws of the State of New York applicable to agreements made and to be fully performed therein.


     9. The Financial Advisors and the Company are parties to that certain engagement letter dated May 21, 1992, as amended by Agreements dated July 31, 1992 and August 13, 1992 (collectively, the "Prior Agreement"). The Financial Advisors and the Company agree that except for the provisions of the Prior Agreement which expressly survive the termination thereof, such as the reimbursement of expenses of the Financial Advisors thereunder and the indemnification obligations of the Company thereunder, effective with the execution of this Agreement by the Company and the Financial Advisors the Prior Agreement shall be terminated, null and void and of no further force or effect.


     10. The benefits of this Agreement shall inure to the respective successors and assigns of the Company, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.


     11. For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties hereto. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may not be modified or amended except in writing signed by the parties hereto.


     If the foregoing correctly sets forth our Agreement, please sign the enclosed copy of this letter in the space provided and return it to us.

                              Very truly yours,

                              JEFFERSON CAPITAL GROUP, LTD.



                              By:____________________________
                                 President
                                 JEFFERSON CAPITAL GROUP, LTD.


                              DANIELS & ASSOCIATES



                              By:____________________________
                                 Executive Vice President
                                 DANIELS & ASSOCIATES


Confirmed and Agreed to as of
this 7th day of July, 1993:


LIVE ENTERTAINMENT INC.



By:____________________
   David A. Mount
   President and Chief Executive Officer

                           SCHEDULE I


     LIVE Entertainment Inc. (the "Company") will indemnify and hold harmless the Financial Advisors (the "Financial Advisors"), their affiliates, the respective directors, officers, agents and employees of the Financial Advisors, their affiliates and their parent and their affiliates (collectively, the "Financial Advisors' Group") from and against any claims, actions, proceedings, investigations, demands, liabilities, damages, judgments, assessments, losses and costs, including fees and expenses, arising out of or in connection with any investigation or the services rendered by the Financial Advisors under this agreement, and will reimburse the Financial Advisors' Group for all such fees and expenses including the reasonable fees of counsel as they are incurred by the Financial Advisors' Group in connection with pending or threatened litigation whether or not the Financial Advisors' Group is a party. The Company will not, however, be responsible for any claims, liabilities, losses, damages or expenses that are determined by final judgement of a court of competent jurisdiction to result primarily from the Financial Advisors' Group's gross negligence, wilful misconduct or bad faith. The Company also agrees that the Financial Advisors' Group shall have no liability for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Company unless they are determined by final judgment of a court of competent jurisdiction to result primarily from the Financial Advisors' Group's gross negligence, wilful misconduct or bad faith.

     In the event that the foregoing indemnity is unavailable to the Financial Advisors' Group, then the Company shall contribute to amounts paid or payable by the Financial Advisors' Group with respect of such losses, claims, damages, cost, judgments, fines, liabilities or amounts paid in settlement in the proportion that the Company's interest bears to the Financial Advisors' Group's interest in the matters contemplated by this agreement (if the Financial Advisors' Group's engagement concerns an acquisition, divestiture or financing, the Company's interest shall be deemed to be an amount equal to the proposed or actual consideration to be paid or received by the Company and the Financial Advisors' Group's interest shall be deemed to be an amount equal to the fees actually paid to it in connection with such engagement). If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, or otherwise, then the Company shall contribute to such amount paid or payable by it in such proportion as is appropriate to reflect not only such relative interests but also the relative fault of the Company on the one hand and the Financial Advisors' Group on the other hand in connection with the matters as to which such losses, claims, damages, costs, judgments, fines, liabilities or amounts paid in settlement relate and other equitable considerations.

     In case any action shall be brought against the Financial Advisors' Group with respect to which indemnity may be sought against the Company under this agreement, the Financial Advisors' Group shall promptly notify the Company in writing and the Company shall, if requested by the Financial Advisors' Group, assume the defense thereof, including the employment of counsel and payment of all fees and expenses related thereto. The Financial Advisors' Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Financial Advisors' Group, unless: (i) the Company has failed to assume the defense and employ counsel, or (ii) the named parties to any such action (including any impleaded parties) include the Financial Advisors' Group and the Company, and the Financial Advisors' Group shall have been advised by such counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Company; provided, however, that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one such firm of separate counsel, in addition to any local counsel. The Company shall not be liable for any settlement of any such action effected without the written consent of the Company, and the Company agrees to indemnify and hold harmless the Financial Advisors' Group from and against any loss or liability by reason of settlement of any action effected with the consent of the Company.